Exhibit 99.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-116953 and 333-128860) of The Walt Disney Company of our report dated June 24, 2013 relating to the financial statements and supplementary schedule of the Disney Hourly Savings and Investment Plan, which appears in this Form 11-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, CA
June 24, 2013